UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: August 22, 2007): August 24, 2007

NEW YORK & COMPANY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-32315 (Commission File Number)	33-1031445 (IRS Employer Identification No.)

450 West 33rd Street

5th Floor

New York, New York 10001

(Address of Principal executive offices, including  Zip Code)

(212) 884-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 22, 2007, Lerner New York, Inc., Lernco, Inc. and Jasmine Company, Inc., wholly-owned indirect subsidiaries of New York & Company Inc., entered into a Second Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Wachovia Bank, National Association, as Agent for itself and the other lender party to the Loan Agreement. The obligations under the Loan Agreement are guaranteed by New York & Company, Inc. (the “Company”) and its other subsidiaries. The Loan Agreement amended and restated the Amended and Restated Loan and Security Agreement (the “Existing Agreement”), dated March 16, 2004, among Lerner New York, Inc. and Lernco Inc., as borrowers, together with the Agent and the lenders party thereto. All capitalized terms used herein without definition have the meanings ascribed to such terms in the Loan Agreement.

The amendments to the Existing Agreement provide for, but are not limited to: (i) an extension of the term of the Company’s existing $90.0 million revolving credit facility and Existing Term Loan to March 17, 2012, (ii) a reduction of certain interest rates and fees under the revolver, (iii) a change in the Borrowing Base under the Existing Agreement providing additional availability, (iv) the reduction of restrictions on, among other things, incurring indebtedness, transactions with affiliates, investments, stock repurchases, and sale of assets, and (v) the elimination of a minimum EBITDA covenant and the addition of a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 that the Company must maintain until the $28.5 million outstanding balance of its Existing Term Loan is paid in full and, thereafter only if Excess Availability falls below $10.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Ronald W. Ristau
Date: August 24, 2007	Name:	Ronald W. Ristau
	Title:	President and
Chief Financial Officer